Exhibit 99.1

Oceaneering Executive, Marvin J. Migura to Step Down
to Senior Vice President at the End of 2015

October 5, 2015 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) announced that Marvin J. Migura has decided to relinquish his position as Executive Vice President (EVP) effective December 31, 2015. Mr. Migura will continue to serve as a Senior Vice President (SVP), reporting to Chief Executive Officer (CEO) M. Kevin McEvoy, and remain a part of the executive management team at least through the end of 2016.

Mr. Migura joined Oceaneering in 1995 as SVP and Chief Financial Officer (CFO) and was appointed to the position of EVP in 2011. During his tenure, he has contributed significantly to the improvements in financial performance Oceaneering has achieved --- as evidenced by a compound annual growth rate in revenue of 15% and net income of 25% through 2014.

M. Kevin McEvoy, CEO, stated, “Marvin has been an integral member of the executive leadership team at Oceaneering since he joined the company. I truly enjoy working with him and look forward to his continued involvement in the company’s strategic decision-making process and in investor relations. Furthermore, Marvin’s gradual move toward retirement will help assure a smooth transition to our recently announced senior-level management changes.”

Coincident with Mr. Migura’s role change, Alan R. Curtis, SVP and CFO, and Eric A. Silva, SVP Operations Support, will report directly to the CEO.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its advanced applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 713-329-4670, E-Mail investorrelations@oceaneering.com.